UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NUMBER 1
TO FORM S-8
REGISTRATION STATEMENT
Amendment No. 1
Under
The Securities Act of 1933

STOCKGROUP INFORMATION SYSTEMS INC.
(Exact name of registrant as specified in its charter)

Colorado	84-1379282
(State of other jurisdiction of	(IRS Employer identification number)
incorporation of organization)

     Suite 500-750 West Pender Street Vancouver, B.C., Canada V6C 2T7 (604) 331-0995
(Address, including postal code, and telephone number, including area code, of principal executive offices)

2003 Stock Option Plan Amended
(Full Title of the Plan)

Copies of all communications to:
c/o Corporation Service Company	Clark Wilson LLP
1560 Broadway	800 – 885 West Georgia Street
Denver, CO 80202	Vancouver, BC V6C 3H1
(303) 860-7052	(604) 687-5700
(Name, Address and telephone number
of Agent for Service)

- ii -

EXPLANATORY STATEMENT

A total of 3,300,000 shares of common stock of Stockgroup Information Systems Inc. (“Stockgroup”) were registered in connection with the Stockgroup Information Systems Inc.’s 2003 Stock Option Plan (the “Stock Option Plan”) by a registration statement on Form S-8 filed on April 15, 2004. In April 2004, our Board of Directors approved the amendment of the 2003 Stock Option Plan to decrease the minimum vesting period from two years to one year and to increase the maximum percentage of options that may vest in any given financial quarter from 12.5% to 25%. On May 11, 2005, our shareholders voted to approve the amendment to the 2003 Stock Option Plan. The amendments to the 2003 Stock Option Plan can be found in Section 7.1 (d) of the plan attached hereto as an exhibit.

We are filing this post-effective amendment to disclose the changes in the Stock Option Plan. The number of shares registered on our Form S-8 filed in 2004 in connection with the our 2003 Stock Option Plan remain unchanged and no additional shares of common stock are being registered in this post-effective amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

We will send or make available the documents containing the information specified in Part I of Form S-8 to individuals who participate in our 2003 Stock Option Plan Amended. A copy of the 2003 Stock Option Plan Amended is attached as Exhibit 10.1 to this Form S-8.

This registration statement relates to a maximum of 3,300,000 common shares in the capital of our Company issuable upon the exercise of options granted under the Amended 2003 Stock Option Plan.

Item 2. Registrant Information and Employee Plan Annual Information

We will provide, without charge, to each person to whom a copy of the Section 10(a) prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference in Item 3 of Part II of this registration statement and any other documents required to be delivered to employees in connection with this registration statement. Requests should be directed to Sunil Amin, Secretary, Stockgroup Information Systems Inc., 500 – 750 West Pender Street, Vancouver, British Columbia, Canada V6C 2T7. Our telephone number is 604.331.0995.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, filed with the Securities and Exchange Commission (the “Commission”) by Stockgroup Information Systems Inc. a Colorado company (the “Company”), are incorporated herein by reference:

(1)	The Company’s latest quarterly report filed on Form 10-QSB filed on May 10, 2006

(2)	The Company's Proxy Statement on Schedule 14A filed on May 2, 2006;

(3)	The Company’s latest annual report on Form 10-KSB/A for the fiscal year ended December 31, 2005, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), filed on May 1, 2006;

(4)	The Company's Current Report on Form 8-K filed on March 30, 2006;

(5)	The Company's Current Report on Form 8-K filed on February 28, 2006;

(6)	The description of the Company’s securities contained in its registration statement on Form 10-SB, as amended under the Exchange Act under the Company’s previous name, I-Tech Holdings, Inc., filed on January 29, 1998; and

(7)	All documents subsequently filed by the Company pursuant to Sections13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts or Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The applicable laws of Colorado, the Company’s Articles of Incorporation and the Company’s Bylaws permit indemnification of its directors and officers against certain liabilities in certain circumstances, which may include liabilities arising under the Securities Act.

Under Section 7-109-102 of the Colorado Business Corporations Act (the "Colorado Act"), a corporation may, in certain circumstances, indemnify a person made a party to a proceeding because the person is or was a director, against liability incurred in the proceeding. Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

Pursuant to the Colorado Act, a corporation may also indemnify an officer, employee, fiduciary, or agent of the corporation to the same extent as a director.

The Company’s Articles of Incorporation provide that our Board of Directors has the power to indemnify our directors and officers of the company from liability in their capacities in certain circumstances.

The Company’s Bylaws contain provisions providing for the indemnification of directors and officers of the company from liability in their capacities in certain circumstances.

The Company has no agreements with any of its directors or executive officers providing for indemnification of any such persons with respect to liability arising out of their capacity or status as officers and directors.

At present, there is no pending litigation or proceeding involving a director or executive officer of the Company as to which indemnification is being sought.

Item 7.	Exemption from Registration Claimed
Not Applicable.
Item 8.	Exhibits
(A)	EXHIBITS

EXHIBIT	DESCRIPTION
5.1	Legal opinion of Clark Wilson LLP.

10.1	2003 Stock Option Plan, as amended.

23.1	Consent of Clark Wilson LLP (included in the opinion filed as Exhibit 5.1 hereto).

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accountants

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

	(2)	That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense or any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on May 4, 2006.

STOCKGROUP INFORMATION SYSTEMS INC.

By: /s/ Marcus New

Marcus New, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Marcus New	Dated: May 19, 2006
Marcus New, President and Chief Executive Officer
/s/ Leslie Landes	Dated: May 19, 2006
Leslie Landes, Director
/s/ Elisabeth DeMarse	Dated: May 19, 2006
Elisabeth DeMarse, Director
/s/ Louis deBoer	Dated: May 19, 2006
Louis deBoer, Director
/s/ David Caddey	Dated: May 19, 2006
David Caddey, Director
/s/ Patrick Spain	Dated: May 19, 2006
Patrick Spain, Director

INDEX TO EXHIBITS

EXHIBIT	DESCRIPTION
5.1	Legal opinion of Clark Wilson LLP.

10.1	2003 Stock Option Plan.

23.1	Consent of Clark Wilson LLP (included in the opinion filed as Exhibit 5.1 hereto).

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accountants.